Exhibit 99.1

Atara Biotherapeutics Announces First Quarter 2015 Results

South San Francisco, Calif., May 7, 2015 – Atara Biotherapeutics, Inc. (Nasdaq: ATRA), a biopharmaceutical company with a focus on developing innovative therapies for patients with debilitating diseases, today reported financial results for the first quarter ended March 31, 2015.

“The first quarter was an active period for Atara,” said Isaac Ciechanover, CEO of Atara. “We achieved important strategic and operational milestones across all of our pipeline product candidates and optioned programs.”

First Quarter 2015 Strategic and Operational Highlights

•	Completed an underwritten public offering of common stock raising net proceeds of approximately $69.5 million
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Continued accrual of patients into our Phase 2 PINTA 745 clinical study in End Stage Renal Disease patients with Protein Energy Wasting and into our Phase 1 dose escalation study of STM 434 in patients with advanced solid tumors, including ovarian cancer

•

Breakthrough Therapy Designation granted to our collaborative partner, Memorial Sloan Kettering Cancer Center (MSK), by the U.S. Food and Drug Administration (FDA) for Epstein-Barr Virus Targeted T-cells (EBV-CTL) in the treatment of patients with rituximab-refractory, EBV-associated lymphoproliferative disease (EBV-LPD), a type of malignancy occurring after allogeneic hematopoietic cell transplantation (HCT)

•	Augmented executive team, including hiring a Head of Immunotherapy to lead our efforts in our collaboration with MSK
•	Collaborative partner, MSK, invited to present clinical data on EBV-CTL at a clinical trials plenary session at the 2015 American Association for Cancer Research Annual Meeting

First Quarter 2015 Financial Results

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The company reported a net loss of $9.2 million, or $0.42 per share, for the first quarter of 2015, compared to a net loss of $7.0 million, or $5.58 per share, for the first quarter of 2014. The increase in net loss in the 2015 period was primarily due to higher costs related to expanded clinical development activities related to our clinical and preclinical development activities and optioned T-cell programs.

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Research and development expenses increased to $5.8 million for the first quarter of 2015, compared to $3.0 million for the first quarter of 2014, which included an increase of $1.4 million for expanded clinical development activities and $1.4 million increased payroll related costs from increased headcount and stock-based compensation.

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General and administrative expenses decreased to $3.5 million for the first quarter of 2015, compared to $4.1 million for the first quarter of 2014. The decrease is primarily due to a $1.4 million decrease in stock-based compensation costs, partially offset by higher payroll-related costs from increased headcount and higher administrative costs, director and officer insurance premiums and investor relations costs associated with being a public company.

•	As of March 31, 2015, the company had approximately $166.7 million in cash and cash equivalents and short-term available-for-sale investments.

About Atara Biotherapeutics, Inc.

Atara Biotherapeutics, Inc. is a biopharmaceutical company focused on developing innovative therapies for patients with debilitating diseases. Atara’s lead programs target myostatin and activin, members of the TGF-beta family of proteins that have demonstrated the potential to have therapeutic benefit in a number of clinical indications.  In September 2014, Atara Biotherapeutics entered into an exclusive option agreement with MSK, under which it has the right to license (pursuant to a negotiated form of license agreement) the exclusive, worldwide rights to three clinical stage T-cell programs, including EBV-CTL, as well as other T-cell programs that are discovered or developed by MSK pursuant to sponsored research funded by the company.

Forward-Looking Statements

This press release contains or may imply “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because such statements deal with future events and are based on Atara’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Atara could differ materially from those described in or implied by the statements in this press release. For example, forward-looking statements include statements regarding the clinical development of product candidates, Atara’s collaboration with MSK, expected cash balances and other financial information. These forward-looking statements are subject to other risks and uncertainties, including those discussed under the heading “Risk Factors” in Atara’s annual report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the Securities and Exchange Commission. Except as otherwise required by law, Atara disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

INVESTOR CONTACT:

Tina Gullotta, Atara Biotherapeutics, Inc.

650-741-1613

tgullotta@atarabio.com

MEDIA CONTACT:

Susan Heins, Pure Communications, Inc.

864-286-9597

susan@purecommunicationsinc.com

Atara Biotherapeutics, Inc.

Condensed Consolidated and Combined Balance Sheets

(Unaudited)

(In thousands, except share and per share amounts)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$71,329	$21,897
Short-term available-for-sale investments	95,367	82,219
Prepaid expenses and other current assets	2,995	1,910
Total current assets	169,691	106,026
Property and equipment, net	47	48
Other assets	79	48
Total assets	$169,817	$106,122

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$794	$440
Accrued compensation	522	1,225
Income tax payable	1	1
Other accrued liabilities	2,197	1,058
Total current liabilities	3,514	2,724
Other long-term liabilities	209	216
Total liabilities	3,723	2,940

Commitments and contingencies

Stockholders’ equity:
Preferred stock—$0.0001 par value, 20,000,000 authorized; none issued and outstanding as of March 31, 2015 and December 31, 2014	—	—
Common stock—$0.0001 par value, 23,911,930 and 19,692,937 shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	2	2
Additional paid-in capital	216,159	144,169
Accumulated other comprehensive loss	(18)	(100)
Accumulated deficit	(50,049)	(40,889)
Total stockholders’ equity	166,094	103,182
Total liabilities and stockholders’ equity	$169,817	$106,122

Atara Biotherapeutics, Inc.

Condensed Consolidated and Combined Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share amounts)

	Three months ended
	March 31,
	2015	2014
Expenses:
Research and development	$5,767	$2,981
General and administrative	3,544	4,096
Total operating expenses	9,311	7,077
Loss from operations	(9,311)	(7,077)
Interest and other income	153	6
Loss before provision for income taxes	(9,158)	(7,071)
Provision (benefit) for income taxes	2	(22)
Net loss	$(9,160)	$(7,049)

Other comprehensive gain (loss), net of tax:
Unrealized gains (losses) on investments	82	(11)
Other comprehensive gain (loss)	82	(11)
Comprehensive loss	$(9,078)	$(7,060)

Net loss per common share:
Basic and diluted net loss per common share	$(0.42)	$(5.58)

Weighted-average common shares outstanding used to calculate basic and diluted net loss per common share	21,918,467	1,263,316